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                                                             EXHIBIT 10.6.9

August 29, 2000


Diane Davidson
11615 Serama
St. Louis, MO 63131


Dear Diane:

Based on your experience, background presented and the excellent impression that you have given us, Panera Bread / Saint Louis Bread Co., is pleased to offer you a temporary assignment of Interim General Counsel, reporting to the Chief Financial Officer, Bill Moreton and Chief Executive Officer, Ron Shaich. We would like this position to be effective on Tuesday, September 5, 2000. Your earnings for this position will be payable weekly at the annual rate of $110,000 for which you will receive a 1099 at year-end.

This offer is also contingent upon background verification and on your ability to provide employment eligibility documentation as required by law. Nothing in this letter is intended or should be construed to execute a contract for a definite term. Both you and the Company are free to terminate the employment relationship at any time. Please indicate your acceptance of this offer by signing and returning one original of this letter by Tuesday, September 5, 2000, after which time this offer will expire.

We believe that your background and experience will be very beneficial to Panera Bread / Saint Louis Bread Co. We are extremely enthusiastic about our future growth. If you have any questions about the enclosed information, please let me know. Once again, Diane, we welcome you to Panera Bread / Saint Louis Bread Co. and we look forward to your participation, energy, and contributions.

Sincerely,



Karol McNutt                                   Bill Moreton
Director of Compensation, Benefits             Chief Financial Officer

I have read and accepted the provisions as outlined above.



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Date                                           Diane Davidson